EXHIBIT 99.2

Edge Petroleum Announces 2008 Production, Reserves and Provides An Update On Operations

HOUSTON, March 16, 2009 (GLOBE NEWSWIRE) -- Edge Petroleum Corporation (Nasdaq:EPEX) (Nasdaq:EPEXP) announced today that its estimated production volume for 2008 was 17.2 billion cubic feet equivalent ("Bcfe"). Twenty-seven wells (9.9 net) were drilled during 2008. Twenty-five (8.7 net) of the 27 were apparent successes for an apparent success rate of 93%. Since year-end, three wells have been spud and logged as apparent successes and one additional well that was drilling over year-end has been logged and was a dry hole.

At December 31, 2008, the company had proved reserves of natural gas, natural gas liquids and crude oil totaling 124.1 Bcfe, comprised of 89.6 Bcf of natural gas, 3,478,900 barrels of natural gas liquids, and 2,272,800 barrels of crude oil. Natural gas and natural gas liquids represented 89% of year-end 2008 total proved reserves and 79% of total proved reserves were classified as proved developed.

Late 2008 and early 2009 activity was focused primarily in South Texas in the Edge operated Flores/Bloomberg field, in southeast New Mexico and in Arkansas in the Fayetteville Shale. At the Flores/Bloomberg field, Edge recently completed a second stage uphole zone in the Bloomberg #68 (Edge W.I. 32.5%, N.R.I. 29.07%) in November, with an initial gross rate of 5.9 MMcfe per day. This completion will be commingled with the first stage which was producing 2.2 MMcfe per day before being plugged back in preparation for the second stage completion work. Two additional pay sands remain behind pipe in this well.

Edge completed the Bloomberg #76 well (Edge W.I. 32.5%, N.R.I. 29.075) in December 2008 from three sands with an initial production rate of 0.8 MMcfe per day. Current plans are to complete one additional sand and then commingle it with the existing completed intervals. Two additional sands will remain behind pipe as future recompletion opportunities.

One additional well in south Texas, the Guerra #28 (Edge W.I. 50%, N.R.I. 37.5%), a non-operated deep Frio exploratory test well, which was drilling over year-end, reached a total depth of 13,600 feet in late January and found the targeted horizon to be non-productive. The operator of the well reimbursed Edge for half of its sunk costs in land and seismic as well as paid 75% of the well cost to casing point to earn 50% working interest in the prospect.

Also in south Texas in the 120 square mile El Sauz 3D seismic project (Edge W.I. 50%), we continue to make significant progress in line clearing and hazard surveying where seismic data acquisition is expected to begin late in March 2009. The acquisition phase of the project is estimated to take approximately 60 days to complete.

Notable activity in southeast New Mexico includes the non-operated High Lonesome 26 Fed Com #1H (Edge W.I. 6.3%, N.R.I. 4.7%), a horizontal well completed during the fourth quarter 2008. The completion in the Abo/Wolfcamp section had an initial flowing rate in excess of 1,000 Bo per day. The S.E. Lusk 27 Fed #1 (Edge Operated, W.I. 33.3%, N.R.I. 25%) was completed in the Upper Brushy Canyon at an initial rate of 125 Bo and 52 Mcf per day. Two additional wells, the non-operated Williams Fed A #7 (Edge W.I. 18.75%, N.R.I. 14.06%) and the non-operated Williams Fed A #8 (Edge W.I. 18.75%, N.R.I. 14.06%) both logged apparent pay in the Yates, Queen, Grayburg, San Andres, Glorieta and Yeso formations. The Williams Fed A #7, logged during the fourth quarter 2008 was completed in January 2009 at an initial rate of 45 to 50 Bo per day. The Williams Fed A #8 was logged in the first quarter of 2009. Completion operations on this well are planned to begin in late March 2009. Lastly, after being shut-in for several months waiting on final regulatory approval, we recently brought our South Lovington 25 #1 well (Edge W.I. 56%, N.R.I. 43.84%) online at an initial flowing rate of 220 Bo per day and 450 Mcf per day.

In Arkansas, in the Fayetteville Shale Project, Edge participated in two recently drilled wells near our core acreage position in White County. The non-operated Barger #1-16H (Edge W.I. 3.91%, N.R.I. 3.13%) was drilled in late 2008 and should be completed soon. The non-operated Landberg 1-31H (Edge W.I. 7.97%, N.R.I. 6.38%) was recently drilled and should also be completed in the near future. Results from these and other non-operated wells offsetting Edge's acreage position could prove up the viability of significant additional development potential in our core acreage in the trend.

John W. Elias, Chairman, President & CEO, commenting on the financial and strategic alternatives evaluation process noted, "We are continuing to work with the lenders under our credit agreement to address our borrowing base deficiency and our related liquidity issues and as a result of these ongoing discussions we recently amended our credit agreement. Consequently, we expect a continuing curtailment of our drilling plans and other capital expenditures in 2009 as our amended credit agreement generally limits the incurrence of capital expenditures that we can make prior to the June 30, 2009 maturity date to approximately $8 million for the six months then ended (which amount excludes capitalized interest and general and administrative costs). In addition, to comply with the terms of the amended credit agreement and to otherwise address our liquidity issues, we have opened a data room in contemplation of a merger or restructuring of the entire Company or sale of selected properties. As we proceed through the process of complying with the terms of the amended credit agreement, we intend to continue working with our lenders in an attempt to resolve the issues related to our borrowing base deficiency, but there can be no assurance that we will be successful in these efforts."

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock and preferred stock are listed on the NASDAQ Global Select Market under the symbols "EPEX" and "EPEXP," respectively.

Statements regarding drilling activity, production rates, seismic program (including timing), working interest levels, upside potential, discussions with our lenders, contemplated mergers, restructurings or sales of properties and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation, effects and risks of acquisitions, and the ability of the company to meet its stated business goals, actions by third parties, market conditions, future financial and other results, and other factors detailed in Risk Factors and other sections of the Company's most recent Form 10-K and other filings with the SEC.

CONTACT:  Edge Petroleum Corporation
          John O. Tugwell, Chief Operating Officer
          (713) 654-8960